Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2016

Prosper Marketplace, Inc.

(Exact name of registrant as specified in its charter)

73-1733867

(I.R.S. Employer Identification Number)

Delaware

(State or other jurisdiction of incorporation or organization)

6199

(Primary Standard Industrial Classification Code Number)

221 Main Street, 3rd Floor

San Francisco, CA  94105

(415) 593-5400

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registrant’s telephone number, including area code: (415) 593-5400

Not applicable.

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 16, 2016, Prosper Marketplace, Inc. (the “Company”) entered into a Warrant Agreement with Colchis Capital Management, L.P. (“Colchis”) in accordance with the Settlement and Release Agreement dated November 17, 2016 between the Company and Colchis, pursuant to which Colchis agreed to terminate the parties’ Supplementary Agreement, dated June 1, 2013, and Addendum to the Supplementary Agreement, dated November 18, 2013, and waive all rights conferred under such agreements, among other things.

Pursuant to the Warrant Agreement and as directed by Colchis, on December 16, 2016, the Company issued to Pinecone Investments LLC, a Colchis affiliate, a warrant (the “Warrant”) to purchase 20,267,135 shares of the Company’s Series E Preferred Stock at an exercise prices of $0.01 per share. The Warrant is immediately exercisable, in whole or in part, by paying in cash the full purchase price payable in respect of the number of shares purchased. The Warrant has a term of 10 years. The number of shares underlying the Warrant may be adjusted following certain events such as stock splits, dividends, reclassifications, and certain other issuances by the Company.

The Warrant was issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act relative to sales by an issuer not involving any public offering.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: December 22, 2016	By:	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel and Secretary